                                                                   EXHIBIT 10.41




                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                           GROUP 1 AUTOMOTIVE, INC.,

                             COURTESY MERGER, INC.,
             A WHOLLY OWNED SUBSIDIARY OF GROUP 1 AUTOMOTIVE, INC.,

                              COURTESY FORD, INC.

                  AND THE STOCKHOLDERS OF COURTESY FORD, INC.





                                  DATED AS OF
                               DECEMBER 17, 1997

                               TABLE OF CONTENTS

                                                            ARTICLE I

                                                           DEFINITIONS
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                            ARTICLE II

                                                            THE MERGER

         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.3     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.4     Escrowed Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                           ARTICLE III

                                                REPRESENTATIONS AND WARRANTIES OF
                                                         THE STOCKHOLDERS

         3.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.2     Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.4     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.5     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.6     Subsidiaries; Equity Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.7     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.9     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.10    Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.11    Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.12    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.15    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.16    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.17    Employee Benefit Plans and Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.18    Leased Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.19    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.20    Affiliate Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.21    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         3.22    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.23    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.24    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.25    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                            ARTICLE IV

                                            ADDITIONAL REPRESENTATIONS AND WARRANTIES
                                                       OF THE STOCKHOLDERS

         4.1     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.2     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.5     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                            ARTICLE V

                                                  REPRESENTATIONS AND WARRANTIES
                                                    OF GROUP 1 AND MERGER SUB

         5.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.5     Authorization For Group 1 Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.6     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.7     Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.8     No Knowledge of Misrepresentations or Omissions. . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                            ARTICLE VI

                                                  COVENANTS OF THE STOCKHOLDERS

         6.1     Merger Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.2     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.3     Conduct of Business by the Company Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . .  20
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.5     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.7     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.8     Stockholders' Agreements Not to Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.9     Intellectual Property Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.10    Removal of Related Party Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.11    Termination of Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         6.12    Related Party Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.13    Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.14    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.15    Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.16    Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.17    Phase I Environmental Assessments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                           ARTICLE VII

                                                       COVENANTS OF GROUP 1

         7.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.2     Reservation of Group 1 Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.4     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.5     Delivery of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.6     Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                           ARTICLE VIII

                                                            CONDITIONS

         8.1     Conditions Precedent to Obligation of Each Party to Effect the Merger  . . . . . . . . . . . . . . .  26
         8.2     Additional Conditions Precedent to Obligations of Group 1  . . . . . . . . . . . . . . . . . . . . .  26
         8.3     Additional Conditions Precedent to Obligations of the Stockholders.    . . . . . . . . . . . . . . .  28

                                                            ARTICLE IX

                                                         INDEMNIFICATION

         9.1     Agreement by the Stockholders to indemnify . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.2     Agreement by Group 1 to Indemnify  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.3     Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                            ARTICLE X

                                                          MISCELLANEOUS

         10.1    Certain Additional Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.2    Certain Post-Closing Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.3    Schedules to this Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.4    Non-Competition Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.5    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.6    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.7    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.8    Restrictions on Transfer of Group 1 Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         10.9    Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.10   Legal Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.11   Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.12   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.13   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.14   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.15   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.16   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.17   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.18   Entire Agreement; Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization (this "Agreement"), dated as of the 17th day of December, 1997, is among Group 1 Automotive, Inc., a Delaware corporation ("Group 1"), Courtesy Merger, Inc., a Florida corporation and a wholly owned subsidiary of Group 1 (Merger Sub"), Courtesy Ford, Inc., a Florida corporation ("the Company") and the persons listed on the signature pages hereof under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder").

                                   RECITALS:

         WHEREAS, the parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which:

                 (A) The Company will merge with and into Merger Sub on the terms and subject to the conditions set forth herein (the "Merger");

                 (B) Group 1 will acquire by merger (the "Other Mergers") Koons Ford, Inc., a Florida corporation and Perimeter Ford, Inc., a Delaware corporation (each an "Other Company" and, collectively with the Company, the "Companies") pursuant to agreements entered into among those entities and their equity owners, Group 1 and subsidiaries of Group 1 (collectively, the "Other Agreements"); and

         WHEREAS, the respective Boards of Directors of Group 1, Merger Sub and the Company have approved this Agreement and the Merger pursuant to the terms and conditions herein set forth.

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         1.2 Rules of Construction. Unless the context otherwise requires, as used in this Agreement, (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural; (f) words in the plural include the singular;
(g) words applicable to one gender shall be construed to apply to each gender;
(h) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement; and (j) section and paragraph headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Agreement and Plan of Merger between Merger Sub and the Company, a form of which is attached hereto as Exhibit A (the "Plan of Merger"), at the Effective Time (as hereinafter defined) the Company shall be merged with and into Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall (i) continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") under the corporate name "Courtesy Ford, Inc.", (ii) be governed by the laws of Florida, (iii) maintain a registered office in the State of Florida at 15551 South Dixie Highway, Miami, Florida 33157, and (iv) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Florida Business Corporation Act. Subject to the terms and conditions of this Agreement and the Plan of Merger, Group 1 agrees, at or prior to the Closing, to cause Merger Sub to execute and deliver, the Plan of Merger in form and substance substantially similar to the form attached hereto as Exhibit A. Subject to the terms and conditions of this Agreement and the Plan of Merger, the Stockholders agree, at or prior to the Closing, to cause the Company to execute and deliver the Plan of Merger in form and substance substantially similar to the form attached hereto as Exhibit A.

         2.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, Houston, Texas 77002 on the last day of the month in which all conditions set forth in Article VIII hereof are satisfied or waived or at such other time and place and on such other date as Group 1 and the Company shall agree; provided, that the conditions set forth in
Article VIII shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

         2.3 Effective Time. As soon as practicable after all conditions set forth in Article VIII hereof are satisfied or waived, the parties hereto will file with the Secretary of State of the State of Florida, articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the Florida Business Corporation Act, with instructions that such articles of merger are to be issued and effective as of the Closing Date (the effective time of the issuance of a certificate of merger by the Secretary of State of the State of Florida being the "Effective Time").

         2.4 Escrowed Shares. In the event that James S. Carroll has not been approved by American Honda Motor Co., Inc. ("Honda") as a 5% stockholder of Group 1 before Closing, 175,000 shares of Group 1 Common Stock due James S. Carroll under this Agreement will be placed in Escrow at Closing pending release as provided in this Section 2.4. These shares will remain in Escrow until the first of the following to occur:
(1) the second anniversary of the Closing Date, (2) Honda's approval of James
S. Carroll as a 5% stockholder of Group 1, or (3) such time as Group 1 is no longer required to obtain Honda's approval of each 5% stockholder of Group 1. In the event these shares become issuable from Escrow as a result of (1) above, Group 1 may, at its option, elect to pay cash to James S. Carroll in lieu of the escrowed shares in an amount equal to 175,000 times the greater of (i) the average closing price of Group 1 Common Stock on the New York Stock Exchange for the five trading days immediately preceding the date on which the escrowed shares become issuable or (ii) $14.00. In the event these shares become issuable from Escrow as a result of (2) or (3) above, the shares will be issued from escrow to James S. Carroll as soon as reasonably practicable after receipt of such approval.



                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

         The Stockholders hereby represent and warrant to Group 1 and Merger Sub as follows:

         3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own or lease its properties and conduct its business as now owned, leased or conducted and to execute, deliver and perform this Agreement and each instrument, document or agreement required hereby to be executed and delivered by it at, or prior to, the Closing. True and complete copies of the articles of incorporation and bylaws (or other organizational documents) of the Company are included in Schedule 3.1. The minute books of the Company previously made available to Group 1 are complete and accurately reflect all action taken prior to the date of this Agreement by their respective boards of directors and stockholders in their capacities as such.

         3.2 Qualification. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Schedule 3.2 sets forth a list of the jurisdictions in which the Company is qualified to do business, if any.

         3.3 Authorization. The execution and delivery by the Company, the performance of its obligations pursuant to this Agreement and the execution, delivery and performance of each instrument, document or agreement required hereby to be executed and delivered by the Company at, or prior to, the Closing have been duly and validly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any other instrument, document or agreement required hereby to be executed by the Company at, or prior to, the Closing. The Board of Directors of the

Company has voted to recommend approval of the Merger to the stockholders of the Company and such determination remains in effect. THE EXECUTION OF THIS AGREEMENT BY THE STOCKHOLDERS CONSTITUTES UNANIMOUS STOCKHOLDER CONSENT TO THE MERGER, THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY WITHIN IN ACCORDANCE WITH SECTION 607.0704 FLORIDA STATUTES, AND THIS EXECUTED AGREEMENT SHALL BE FILED IN THE MINUTE BOOKS OF THE COMPANY AS EVIDENCE OF SUCH SHAREHOLDER ACTION. This Agreement has been, and each instrument, document or agreement required hereby to be executed and delivered by the Company at, or prior to, the Closing will then be, duly executed and delivered by it, and this Agreement constitutes, and, to the extent it purports to obligate the Company, each such instrument, document or agreement will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

         3.4 Approvals. Except for the applicable filings with the Secretary of State of the State of Florida relating to the Merger and except for applicable requirements, if any, of the HSR Act, and except to the extent set forth in Schedule 3.4, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any Court or Governmental Authority is required by any applicable Law or by any applicable Order or any applicable rule or regulation of any Court or Governmental Authority to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         3.5     Absence of Conflicts.  Except to the extent set forth in the
Schedule 3.5, neither the execution and delivery by the Company of this Agreement or any instrument, document or agreement required hereby to be executed and delivered by it at, or prior to, the Closing, nor the performance by the Company of its obligations under this Agreement or any such instrument, document or agreement will (assuming receipt of all consents, approvals, authorizations, permits, certificates and orders disclosed as requisite in
Schedule 3.4) (a) violate or breach the terms of or cause a default under (i) any applicable Law, (ii) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (iii) any applicable permits received from any Governmental Authority (iv) the articles of incorporation or bylaws or other organizational documents of the Company or (v) any contract or agreement to which the Company is a party or by which it, or any of its properties, is bound, or (b) result in the creation or imposition of any Lien on any of the properties or assets of the Company, or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Court or Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section.

         3.6 Subsidiaries; Equity Investments. The Company has not controlled directly or indirectly, or had any direct or indirect equity participation in any corporation during the five-year period preceding the date hereof.

         3.7     Capitalization.

                 (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, of which 750 shares are issued and outstanding (no shares being held in treasury) (the "Company Common Stock"). Each outstanding share of the Company Common Stock has been duly authorized, is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights of any stockholder. Set forth in Schedule 3.7(a) are the names, social security or I.R.S. identification numbers and addresses (as reflected in the corporate records of the Company) of each record holder of the Company Common Stock, together with the number of shares held by each such person.

                 (b) There is not outstanding any capital stock or other security, including without limitation any option, warrant or right, entitling the holder thereof to purchase or otherwise acquire any shares of capital stock of the Company. Except as disclosed in
         Schedule 3.7(b), there are no contracts, agreements, commitments or arrangements obligating the Company (i) to issue, sell, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of capital stock of the Company or (ii) to redeem, purchase or acquire or offer to acquire any shares of, or any outstanding option, warrant or right to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of capital stock of the Company.

         3.8 Financial Statements. Included in Schedule 3.8 are copies of the financial statements of the Company consisting of (i) an unaudited balance sheet of the Company as of October 31, 1997 (the "Interim Balance Sheet") and the related unaudited statement of income for the ten month period then ended (collectively with the Interim Balance Sheet, the "Company Interim Financial Statements") and (ii) an audited balance sheet of the Company as of December 31, 1996 (the "Company 1996 Balance Sheet") and the related audited statements of income, changes in stockholders' equity and cash flows for the year then ended (including the notes thereto) (collectively with the Company 1996 Balance Sheet, the "Company 1996 Financial Statements") and (collectively with the Company Interim Financial Statements, the "Company Financial Statements"). The Company Interim Financial Statements are true and complete in all material respects. The Company 1996 Financial Statements are true and complete in all respects. The Company Financial Statements present fairly the financial position of the Company and the results of its operations and changes in financial position as of the dates and for the periods indicated therein in conformity with GAAP. The Company Financial Statements do not omit to state any liabilities, absolute or contingent, required to be stated therein in accordance with GAAP. All accounts receivable of the Company reflected in the Company Financial Statements and as incurred since October 31, 1997 represent sales made in the ordinary course of business, are collectible (net of any reserves for doubtful accounts shown in the Company Interim Financial Statements) in the ordinary course of business and, except as set forth in
Schedule 3.8, are not in dispute or subject to counterclaim, set-off or renegotiation. Schedule 3.8 contains an aged schedule of accounts receivable included in the Interim Balance Sheet. References regarding GAAP compliance in this Section 3.8 shall be qualified by the exceptions set forth in Section 3.9 below.

         3.9 Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or accrued for in the Interim Balance Sheet, or relating to the items listed below in this Section 3.9, or as set forth in
Schedule 3.9, the Company does not have any material liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether due or to become due. The reserves reflected in the Interim Balance Sheet are adequate, appropriate and reasonable in accordance with GAAP, except for possible adjustments to current year's depreciation provisions, LIFO adjustments, management company fees, profit sharing provisions, general manager year-end bonuses and the month-end payroll tax accrual.

         3.10 Certain Agreements. Except as set forth in Schedule 3.10, neither the Company, nor any of its officers or directors, is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter purportedly enforceable by a third party against the Company, or any of its officers or directors, the scope of the business or operations of the Company, or any of its officers or directors, geographically or otherwise.

         3.11 Contracts and Commitments. Schedule 3.11 includes (i) a list of all contracts to which the Company is a party or by which its property is bound that involve consideration or other expenditure in excess of $50,000 or performance over a period of more than six months or that is otherwise material to the business or operations of the Company ("Material Contracts"); (ii) a list of all real or personal property leases to which the Company is a party involving consideration or other expenditure in excess of $50,000 over the term of the lease ("Material Leases"); (iii) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any Person to which the Company is a party ("Guarantees") and
(iv) a list of all contracts or other formal or informal understandings between the Company and any of its officers, directors, employees, agents or stockholders or their affiliates ("Related Party Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Related Party Agreement have been furnished to Group 1.

         3.12 Absence of Changes. Except as set forth in Schedule 3.12, there has not been, since October 31, 1997, any adverse change with respect to the business, assets, results of operations, prospects or condition (financial or otherwise) of the Company. Except as set forth in Schedule 3.12, since October 31, 1997, the Company has not engaged in any transaction or conduct of any kind which would be proscribed by Section 6.3 herein after execution and delivery of this Agreement. Notwithstanding the preceding sentence, the Company makes no representation regarding, and need not disclose, increases in compensation (of the type contemplated in Section 6.3(f)) since October 31, 1997, for any employee who after such increase would receive annual compensation of less than $50,000.

         3.13    Tax Matters.

                 (a) Except as set forth in Schedule 3.13(a) (and except for filings and payments of assessments the failure of which to file or pay will not materially adversely affect the Company), (i) all Tax Returns which are required to be filed on or before the Closing Date by or with respect to the Company have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                 (b) All Tax Returns of, or with respect to, the Company have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including December 31, 1996 except as included on Schedule 3.13(b).

                 (c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 3.13(c).

                 (d) Except as set forth in Schedule 3.13(d), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

                 (e) The total amounts set up as liabilities for current and deferred Taxes in the Interim Balance Sheet are sufficient to cover the payment of all Taxes (except for payroll tax accrual for October 31, 1997), whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company up to and through the periods covered thereby.

                 (f) All Tax allocation or sharing agreements affecting the Company shall be terminated prior to the Closing Date and no payments shall be due or will become due by the Company on or after the Closing Date pursuant to any such agreement or arrangement.

                 (g) Except as set forth in Schedule 3.13(g), the Company will not be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 (h) The Company has not consented to have the provisions of section 341(f)(2) of the Code apply with respect to a sale of its stock.

                 (i) Since the date of the Company's S Corp election on December 31, 1986, the Company (a) continuously has been and will be an S Corporation within the meaning of section 1361 of the Code, and (b) each holder of common stock of the Company has been an individual resident of the United States or an estate or trust described in section 1361(c)(2) that is permitted to hold the stock of an S Corporation.

         3.14    Litigation.

                 (a) Except as set forth in Schedule 3.14(a), there are no actions at law, suits in equity, investigations, proceedings or claims pending or, to the knowledge of the Company, threatened against or specifically affecting the Company before or by any Court or Governmental Authority.

                 (b) Except as contemplated by this Agreement and except to the extent set forth in Schedule 3.14(b), the Company has performed all obligations required to be performed by it to date and is not in default under, and, to the knowledge of the Company, no event has occurred which, with the lapse of time or action by a third party could result in a default under any contract or other agreement to which any of the Company is a party or by which it or any of its properties is bound or under any applicable Order of any Court or Governmental Authority.

         3.15 Compliance with Law. Except as set forth in Schedule 3.15, the Company is in compliance with all applicable statutes and other applicable laws and all applicable rules and regulations of all federal, state, foreign and local governmental agencies and authorities.

         3.16 Permits. Except as set forth in Schedule 3.16, the Company owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities necessary for the conduct of its business. A listing of all such items, with their expiration dates, is included in Schedule 3.16. Each franchise, license, permit, consent, approval and authorization so owned or held is in full force and effect, and the Company is in compliance with all of its obligations with respect thereto, and no event has occurred which allows, or upon the giving of notice or the lapse of time or otherwise would allow, revocation or termination of any franchise, license, permit, consent, approval or authorization so owned or held.

         3.17    Employee Benefit Plans and Policies.

                 (a) Schedule 3.17(a) provides a description of each of the following which is sponsored, maintained or contributed to by any of the Company for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                          (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA ("Plan"); and

                          (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 3.17(a)(i) ("Benefit Program or Agreement").

         True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Group 1.

                 (b) The Company does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                 (c)      Except as otherwise set forth in Schedule 3.17(c),

                          (i) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                          (ii) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                          (iii) No act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections
                 (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                          (iv) Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section, has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such qualified status;

                          (v)     As to any Plan intended to be qualified under
                 Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code; and

                          (vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                 (d) There does not currently exist, and there has not at any time existed, any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b),
         (c), (m) or (o) of the Code or Section 4001 of ERISA.

                 (e) Termination of employment of any employee of any of the Company after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                 (f) Each Plan which is an "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                 (g) Schedule 3.17(g) sets forth by name and job description of the employees of the Company as of the date of this Agreement (the "Company Employees"). None of said employees are subject to union or collective bargaining agreements. The Company has not at any time had or been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

         3.18    Leased Properties.

                 (a) On the Closing Date, the Company will not own any real property or any interest therein. Schedule 3.18(a) sets forth the location and size of, principal improvements and buildings on, and Liens on all parcels of real estate leased by the Company (individually a "Leased Property" and collectively the "Leased Properties"). True and correct copies of all Liens are attached to
         Schedule 3.18(a). Except as set forth in Schedule 3.18(a), with respect to each Leased Property:

                          (i) the Company has good and valid leasehold interests in each parcel of its Leased Property, free and clear of any Lien other than Permitted Encumbrances;

                          (ii) there are no pending or, to the knowledge of the Company or the Stockholders, threatened condemnation proceedings, suits or administrative actions relating to the Leased Properties or other matters affecting adversely the current use, occupancy or value thereof;

                          (iii) except as set forth in Schedule 3.18(a)(iii), the legal descriptions for the parcels of Leased Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land;

                          (iv) all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the leasing or operation thereof and have been operated and maintained in compliance with applicable laws, ordinances, rules and regulations;

                          (v) there are no contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Leased Property, except as set forth in Schedule 3.18(a)(v);

                          (vi) there are no outstanding options or rights of first refusal to purchase the parcels of Leased Property, or any portion thereof or interest therein;

                          (vii) there are no parties (other than the Company) in possession of the parcels of Leased Property, other than tenants under any leases disclosed in Schedule 3.18(a)(vii) who are in possession of space to which they are entitled;

                          (viii) all facilities located on the parcels of Leased Property are supplied with utilities and other services necessary for the operation of such facilities;

                          (ix) each parcel of Leased Property abuts on and has direct vehicular access to a public road, or has access to a public road;

                          (x) all improvements and buildings on the Leased Property are in good repair and adequate for the use of such Leased Property in the manner in which presently used; and

                          (xi) there are no material service contracts, management agreements or similar agreements which affect the parcels of Leased Property, except as set forth in Schedule 3.18(a)(xi).

                 (b) Except as set forth in Schedule 3.18(b), the Company has good and marketable title to all of its Assets, free and clear of any Liens or restrictions on use. The Fixed Assets currently in use for the business and operations of the Company are in good operating condition, normal wear and tear excepted and have been maintained in accordance with sound industry practices.

         3.19 Insurance. Schedule 3.19 sets forth a list of all policies of insurance currently in effect relating to the business or operations of the Company (true and complete copies of which have been furnished to Group 1). Such insurance policies are in full force and effect. The Company is presently insured, and since the inception of operations by the Company has been insured, against such risks as companies engaged in the same or substantially similar business would, in accordance with good business practice, customarily be insured. The Company has given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and, except as set forth in Schedule 3.19, no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims. The Company has not received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause such insurance policies to lapse, terminate or be canceled and will not result in any party thereto having the right to terminate or cancel such insurance policies.

         3.20 Affiliate Interests. Except as set forth in Schedule 3.20, no employee, officer or director, or former employee, officer or director, of the Company has any interest in any property, tangible or intangible, including without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names, used in or pertaining to the business of the Company, except for the normal rights of employees and stockholders.

         3.21 Environmental Matters. Except as set forth in Schedule 3.21, to the best of the knowledge of the Stockholders:

                 (a) The Company is in compliance with all Environmental Laws, including, without limitation, Environmental Laws with respect to discharges into the ground water, surface water and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, transfer, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of Hazardous Substances, or other Waste. The Company is not currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental Laws. The Company is in compliance with all required notice, record keeping and reporting requirements of all Environmental Laws, and has complied with all informational requests or demands arising under the Environmental Laws.

                 (b) The Company has obtained, or caused to be obtained, and is in compliance with, all Licenses required by the Environmental Laws for the ownership of its properties and assets and the operation of their business as presently conducted, including, without limitation, all air emission, water discharge, water use and solid waste, hazardous waste and other Waste generation, transportation, transfer, storage, treatment or disposal Licenses (a listing of such items being included in Schedule 3.21(b)), and the Company is in compliance with all the terms, conditions and requirements of such Licenses, and copies of such Licenses have been made available to Group 1. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any Governmental Authority or third parties against the Company or its business, operations, properties, or assets, which question the validity or entitlement of the Company to any License required by the Environmental Laws for the ownership of each of the respective properties and assets of the Company and the operation of its business.

                 (c) The Company has not received and is not aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving the Company or its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws in connection with the ownership of its properties or assets or the operation of its business, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party.

                 (d) The Company is in compliance with, and is not in breach of or default under any applicable writ, order, judgment, injunction, governmental communication or decree issued pursuant to the Environmental Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, would constitute such non-compliance, breach or default thereunder, or affect the Owned Properties or the Leased Properties.

                 (e) The Company has not generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed, nor has it arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste in an amount so as to require remedial efforts to or at any location other than a site permitted to receive such Hazardous Substances or other waste, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in contravention of any Environmental Laws. The Company has not generated, manufactured, used, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed of, or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous Substances or other waste upon property currently or previously owned or leased by it, except in compliance with Environmental Laws.

                 (f) The Company has not caused a Release or Discharge of any material quantity of Hazardous Substance on, into or beneath the surface of the Owned Properties or the Leased Properties or to any properties adjacent thereto except in compliance with the Environmental laws. There has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of the Owned Properties or the Leased Properties or to any properties adjacent thereto.

                 (g) The Company has not generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor have they allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any material quantity of Hazardous Substance or other Waste to or at a site which, pursuant to CERCLA or any similar state law (i) has been placed on the National Priorities List or its state equivalent; or
         (ii) the Environmental Protection Agency or the relevant state agency has notified the Company that it has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither the Company nor the Stockholders have received notice or have knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Laws. The Company has not submitted and has not been required to submit any notice pursuant to Section 103(c) of CERCLA with respect to any properties owned by, or used in the business of, the Company. The Company has not received any written or, to the knowledge of the Stockholders, oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where the Company has transported, transferred or disposed of other Wastes. The Company has not been required to and has not undertaken any response or remedial actions or clean-up actions at the request of any Governmental Authorities or at the request of any other third party. The Company has no liability under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

                 (h) The Company has no Aboveground Storage Tanks or Underground Storage Tanks, except as listed in Schedule 3.21(h).

                 (i) The following have been made available to Group 1 regardless of their materiality, (i) all environmental audits, assessments or occupational health studies of which the Company is aware undertaken by the Company or its agents, or by the Stockholders, or by any Governmental Authority, or by any third party, relating to the Company, or any of the Owned Properties or the Leased Properties;
         (ii) the results of which the Company is aware of any ground, water, soil, air or asbestos monitoring undertaken by the Company or their agents, or by the Stockholders, or by any Governmental Authority, or by any third party, relating to the Company or any of the Owned Properties or the Leased Properties; (iii) all written communications between the Company and any Governmental Authority arising under or related to Environmental Laws; and (iv) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting the Company or any of the Owned Properties or the Leased Properties.

                 (j) Schedule 3.21(j) contains a list of the assets of the Company which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental Laws). Except as set forth in Schedule 3.21(j), the Company has operated and continue to operate in compliance with all Environmental Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. Except as set forth in Schedule 3.21(j), there are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, or threatened against or directly affecting the Company or any of its assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

                 (k) Any references in this Section 3.21 to the "Leased Properties" are deemed to also refer to any properties previously leased by the Company.

         3.22 Intellectual Property. Except as set forth in Schedule 3.22, the Company owns, or is licensed or otherwise has the right to use all Intellectual Property that are necessary for the conduct of the business and operations of the Company as currently conducted. To the knowledge of the Stockholders, (a) the use of the Intellectual Property by the Company does not infringe on the rights of any Person, and (b) no Person is infringing on any right of the Company with respect to any Intellectual Property. No claims are pending or, to the knowledge of the Stockholders, threatened that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. To the knowledge of the Stockholders, no Person is infringing the rights of the Company with respect to any Intellectual Property. All of the Intellectual Property that is owned by the Company is owned free and clear of all encumbrances and was not misappropriated from any Person. All of the Intellectual Property that is licensed by the Company is licensed pursuant to valid and existing license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property.

         3.23 Bank Accounts. Schedule 3.23 includes the names and locations of all banks in which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

         3.24 Brokers. Except as disclosed in Schedule 3.24, no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         3.25 Disclosure. The Stockholders have disclosed in writing, or pursuant to this Agreement and the Schedules attached hereto, all facts material to the business, assets, prospects and condition (financial or otherwise) of the Company. No representation or warranty to Group 1 by the Stockholders contained in this Agreement, and no statement contained in the Schedules attached hereto, any certificate, list or other writing furnished to Group 1 by the Stockholders pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. All statements contained in this Agreement, the Schedules attached hereto, and any certificate, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of the Stockholders for all purposes of this Agreement.

                                   ARTICLE IV

                   ADDITIONAL REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

         Each Stockholder hereby, severally and not jointly, represents and warrants to Group 1 and Merger Sub that:

         4.1 Capital Stock. Such Stockholder is the beneficial and record owner of the number of shares of Company Common Stock as set forth in Schedule 3.7(a). On the Closing Date all such shares will be owned free and clear of any lien, claim, pledge, encumbrance or other adverse claim. Except for such shares of Company Common Stock set forth in Schedule 3.7(a) hereto, such Stockholder does not own, beneficially or of record, any capital stock or other security, including without limitation any option, warrant or right entitling the holder thereof to purchase or otherwise acquire any shares of capital stock of the Company.

         4.2     Authorization of Agreement.

                 (a) Such Stockholder has full legal right, power, capacity and authority to execute, deliver and perform its obligations pursuant to this Agreement and to execute, deliver and perform its obligations under each instrument, document or agreement required hereby to be executed and delivered by such Stockholder at, or prior to, the Closing.

                 (b) This Agreement has been, and each instrument, document or agreement required hereby to be executed and delivered by such Stockholder at, or prior to, the Closing will then be, duly executed and delivered by such Stockholder, and this Agreement constitutes and, to the extent it purports to obligate such Stockholder, each such instrument, document or agreement will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of such Stockholder enforceable against it in accordance with its terms.

         4.3 Approvals. Except for filings with the Secretary of State of Florida relating to the Merger, and except for applicable requirements, if any, of the HSR Act, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any Court or Governmental Authority is required by any applicable Law or by any applicable Order or any applicable rule or regulation of any Court or Governmental Authority to permit such Stockholder to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         4.4     Absence of Conflicts.  Except to the extent set forth in
Schedule 4.4, neither the execution and delivery by such Stockholder of this Agreement or any instrument, document or agreement required hereby to be executed and delivered by it at, or prior to, the Closing, nor the performance by such Stockholder of its obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable Law, (ii) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (iii) the organizational documents of such Stockholder or (iv) any contract or agreement to which such Stockholder is a party or by which it, or any of its properties, is bound, or (b) result in the creation or imposition of any Lien on any of the properties or assets of such Stockholder, or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Court or Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section.

         4.5 Investment Intent. Each Stockholder makes the following representations relating to its acquisition of shares of Group 1 Common Stock:
(i) such Stockholder will be acquiring the shares of Group 1 Common Stock to be issued pursuant to the Merger to such Stockholder solely for such Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution; (ii) such Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of Group 1 Common Stock;
(iii) such Stockholder is an "accredited investor" as defined in Securities Act Rule 501(a); (iv) such Stockholder (A) is able to bear the economic risk of an investment in the Group 1 Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters, and such past participation in investments, that he or she is capable of evaluating the merits and risks of the proposed investment in the Group 1 Common Stock, (D) has received and reviewed the SEC Documents, (E) has had an adequate opportunity to ask questions and receive answers from the officers of Group 1 concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current officers and directors of Group 1, the plans for the operations of the business of Group 1, the business, operations and financial condition of Group 1 and any plans of Group 1 for additional mergers or acquisitions of automotive dealerships, and (F) has asked all questions of the nature described in the preceding clause (E), and all those questions have been answered to his or her satisfaction; (v) such Stockholder acknowledges that the shares of Group 1 Common Stock to be delivered to such Stockholder pursuant to the Merger have not been and will not be registered under the Securities Act or qualified under applicable blue sky laws and therefore may not be resold by such Stockholder without compliance with Rule 144 of the Securities Act; (vi) such Stockholder acknowledges that he or she has agreed, pursuant to Section 10.8 herein, not to sell the shares of Group 1 Common Stock to be delivered to such Stockholder pursuant to the Merger for a period of one year (or two years with respect to James S. Carroll) from the Closing Date; (vii) such Stockholder, if a corporation, partnership, trust or other entity, acknowledges that it was not formed for the specific purpose of acquiring the Group 1 Common Stock; and (viii) without limiting any of the foregoing, such Stockholder agrees not to dispose of any portion of Group 1 Common Stock unless either (1) a registration statement under the Securities Act is in effect as to the applicable shares and the disposition is made in accordance with that registration statement, or (2) the disposition is made in full compliance with SEC Rule 144 and any other requirements of the Securities Act. Additionally, for the three-year period following the Closing Date a disposition pursuant to (viii)(2) above may be made only if the Stockholder has notified Group 1 of the proposed disposition and the disposition is made through a national brokerage firm selected by Group 1 and the Stockholder to offer disposition services for Group 1 Common Stock (in the absence of agreement between Group 1 and the Stockholder seeking to make a disposition, Goldman, Sachs & Co., Inc. will be the firm to handle such disposition).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF GROUP 1 AND MERGER SUB

         Group 1 and Merger Sub hereby represent and warrant, jointly and severally, to the Company and the Stockholders that:

         5.1 Corporate Organization. Group 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to execute, deliver and perform this Agreement and each instrument required hereby to be executed and delivered by it at the Closing.

         5.2 Authorization. The execution and delivery by Group 1 and Merger Sub of this Agreement, the performance by Group 1 and Merger Sub of their respective obligations pursuant to this Agreement, and the execution, delivery and performance of each instrument required hereby to be executed and delivered by Group 1 or Merger Sub at the Closing have been duly and validly authorized by all requisite corporate action on the part of Group 1 or Merger Sub, as the case may be. This Agreement has been, and each instrument, document or agreement required hereby to be executed and delivered by Group 1 or Merger Sub at, or prior to, the Closing will then be, duly executed and delivered by Group 1 or Merger Sub, as the case may be. This Agreement constitutes, and, to the extent it purports to obligate Group 1 or Merger Sub, each such instrument, document or agreement will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of Group 1 or Merger Sub, as the case may be, enforceable against them in accordance with its terms.

         5.3 Approvals. Except for filings with the Secretary of State of Florida relating to the Merger, and except for applicable requirements, if any, of the HSR Act, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any Court or Government Authority is required by any applicable Law or by any applicable Order or any applicable rule or regulation of any Court or Governmental Authority to permit Group 1 or Merger Sub, as the case may be, to execute, deliver or consummate the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by either of them at or prior to the Closing.

         5.4 Absence of Conflicts. Neither the execution and delivery by Group 1 or Merger Sub, as the case may be, of this Agreement or any instrument required hereby to be executed by it at or prior to the Closing nor the performance by Group 1 or Merger Sub, as the case may be, of its obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable Law, (ii) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (iii) the organizational documents of Group 1 or Merger Sub or (iv) any contract or agreement to which Group 1 or Merger Sub is a party or by which it or any of its property is bound, or (b) result in the creation or imposition of any Liens on any of the properties or assets of Group 1 or Merger Sub (other than any Lien created by the Company ), or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit certificate or order of any Court or Governmental Authority or (d) with the passage of time or the giving of notice or the taking of any action by any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a), (b), (c) or (d) of this Section, where such matter would not have a material adverse effect on the business, assets, prospects or condition (financial or otherwise) of Group 1 and its subsidiaries, taken as a whole.

         5.5 Authorization For Group 1 Common Stock. All shares of Group 1 Common Stock issuable pursuant to the Merger are duly authorized and will, when issued, be validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any stockholder of Group 1.

         5.6 SEC Documents. The SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Group 1 included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Group 1 and its consolidated subsidiaries as of the dates thereto and the consolidated results of their operations and cash flows for the periods then ended (except in the case of interim period financial information, for normal year-end adjustments).

         5.7 Merger Sub. Merger Sub is a corporation recently and duly incorporated under the laws of the State of Florida, is validly existing and in good standing under such laws and is a wholly-owned subsidiary of Group 1. Merger Sub has no assets, liabilities or obligations and has engaged in no business except as contemplated by this Agreement.

         5.8 No Knowledge of Misrepresentations or Omissions. Neither Group 1, Merger Sub nor any of their agents or representatives has any actual knowledge that the representations of the Stockholders made in this Agreement are not true and correct in all material respects, and none of such persons has any actual knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

                                   ARTICLE VI

                         COVENANTS OF THE STOCKHOLDERS

         6.1 Merger Proposals. Prior to the Closing Date, neither the Company, any of its officers, directors, employees or agents nor any Stockholder shall agree to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, business combination or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company, other than the transactions with Group 1 contemplated by this Agreement. The Company and Stockholders will notify Group 1 promptly of any unsolicited offer.

         6.2 Access. The Company shall afford Group 1's officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Group 1 any information concerning its business, properties and personnel as Group 1 may reasonably request; provided, however, that no investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty made by the Company or the Stockholders pursuant to this Agreement.

         6.3 Conduct of Business by the Company Pending the Merger. The Stockholders covenant and agree that, from the date of this Agreement until the Closing Date, unless Group 1 shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                 (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and consistent with past practice. In connection therewith, the parties agree that the Company may dealer trade vehicles for similar models, but the Company shall not liquidate or otherwise dispose of any of their new vehicles other than in the ordinary course of business to retail buyers. The Company agrees to maintain their advertising expenditures and activities commensurate with prior business practices. The Company shall not advertise a "Going Out of Business" sale;

                 (b) The Company shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock (or securities convertible into capital stock) of the Company or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of the Company, (ii) amend or propose to amend the articles of incorporation or bylaws (or other organizational documents) of the Company, (iii) split, combine or reclassify any outstanding capital stock of the Company, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding (except as provided in Section 6.3(j) below), (iv) redeem, purchase or acquire or offer to acquire any of its capital stock, (v) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money (other than floor plan indebtedness incurred in the ordinary course of business), or (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.3(b);

                 (c) The Company shall use its best efforts (i) to preserve intact the business organization of the Company, (ii) to maintain in effect any franchises, authorizations or similar rights of the Company, (iii) to keep available the services of its current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it, (v) to maintain and keep its properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear, (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it, (vii) to collect its accounts receivable, (viii) to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other agreements which relate to its assets (other than those expiring by their terms), and (ix) to perform or cause to be performed all of its obligations in or under any of such leases, agreements and contracts.

                 (d) The Company shall not make or agree to make any single capital expenditure or enter into any purchase commitments in excess of $50,000;

                 (e) The Company shall perform its obligations under any contracts and agreements to which it is a party or to which its assets are subject, except for such obligations as the Company in good faith may dispute;

                 (f) The Company shall not increase the salary, benefits, stock options, bonus or other compensation of any officer, director or employee of the Company other than consistent with past business practices of the Company; and shall not grant, to any individual, severance or termination pay that exceeds the lesser of (i) such individual's compensation for the calendar month immediately preceding such individual's grant of severance or termination pay, or (ii) $50,000;

                 (g) The Company shall not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VIII not being satisfied;

                 (h) The Company shall not (i) amend or terminate any Plan or Benefit Program or Agreement except as may be required by applicable law, (ii) increase or accelerate the payment or vesting of the amounts payable under any Plan or Benefit Program or Agreement, or
         (iii) adopt or enter into any personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding (other than the Plans and the Benefit Programs or Agreements);

                 (i) The Company shall not enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement; and

                 (j) Notwithstanding anything in this Agreement to the contrary, dividends or other form of distribution to the Stockholders may be made after the date of the Interim Balance Sheet so long as such distributions do not cause the Company to be in violation of any manufacturer working capital or equity guidelines or requirements.

         6.4 Confidentiality. The Company shall, and the Company's officers, directors, employees, representatives and consultants shall, hold in confidence, and not disclose to others for any reason whatsoever, any non-public information received by them or their representatives in connection with the transactions contemplated hereby, including but not limited to all terms, conditions and agreements related to this transaction, except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of the Company as necessary in connection with the transactions contemplated hereby; and (iii) for information which becomes publicly available other than through the actions of the Company or a Stockholder. In the event the Merger is not consummated, the Company and the Stockholders will return all non-public documents and other material obtained from Group 1 or its representatives in connection with the transactions contemplated hereby or certify to Group 1 that all such information has been destroyed.

         6.5 Notification of Certain Matters. The Company shall give prompt notice to Group 1, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (ii) any failure of the Company, or any officer, director, employee or agent thereof, or any Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) any litigation, or any claim or controversy or contingent liability of which the Company has knowledge of that might reasonably be expected to become the subject of litigation, against the Company or affecting any of its assets, in each case in an amount in controversy in excess of $50,000, or that is seeking to prohibit or restrict the transactions contemplated hereby.

         6.6 Consents. Subject to the terms and conditions of this Agreement, the Company shall (i) obtain all consents, waivers, approvals (including all applicable automobile manufacturers approvals, and such approvals shall not contain any unreasonably burdensome restrictions on the Company, Group 1 or Merger Sub), authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary or proper to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         6.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the Company and the Stockholders shall cooperate and use reasonable efforts to defend against and respond thereto. Costs of this defense and response will be borne by Group 1.

         6.8 Stockholders' Agreements Not to Sell. Each of the Stockholders hereby covenants and agrees not to sell, pledge, transfer or dispose of or encumber any shares of Company Common Stock currently owned, either beneficially or of record, by such Stockholder, except as contemplated by this Agreement and the Plan of Merger.

         6.9 Intellectual Property Matters. The Company shall use its best efforts to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances and shall use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

         6.10 Removal of Related Party Guarantees. The Company and the Stockholders agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate, waive or release all guarantees by the Company (such guarantees shall be referred to herein as "Related Guarantees", as described in Schedule
6.10 pursuant to Section 3.11 of this Agreement) of indebtedness or other obligations of any of the Company's officers, directors, shareholders, employees or affiliates of any such Persons.

         6.11 Termination of Related Party Agreements. The Company and the Stockholders agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate the Related Party Agreements except those Related Party Agreements that are disclosed in Schedule 6.11 as agreements that shall not be subject to this
Section 6.11.

         6.12 Related Party Agreements. The Company agrees, and the Stockholders agree to cause the Company, not to enter into any Related Party Agreements or engage in any transactions with the Stockholders or their affiliates; except for those Related Party Agreements or transactions with affiliates that are disclosed in Schedule 6.12 as agreements or transactions that shall not be subject to this Section 6.12.

         6.13    Release.

         (a) AS OF THE CLOSING, EACH OF THE STOCKHOLDERS DOES HEREBY FOR HIMSELF OR HIS HEIRS, EXECUTORS, ADMINISTRATORS AND LEGAL REPRESENTATIVES REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE THE COMPANY OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS OF EVERY NATURE WHATSOEVER, LIQUIDATED OR

UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, WHICH EACH OF SUCH STOCKHOLDERS NOW HAS, OWNS OR HOLDS OR HAS AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST THE COMPANY INCLUDING WITHOUT LIMITATION ALL LIABILITIES CREATED AS A RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF THE COMPANY AND ITS EMPLOYEES AND AGENTS, EXISTING AS OF THE CLOSING OR RELATING TO ANY MATTER THAT OCCURRED ON OR PRIOR TO THE CLOSING; PROVIDED, HOWEVER, THAT ANY CLAIMS, LIABILITIES, DEBTS OR CAUSES OF ACTION THAT MAY ARISE IN CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR FROM ANY BREACHES BY ANY OF THEM OF ANY REPRESENTATIONS OR WARRANTIES HEREIN OR IN CONNECTION WITH ANY OF SUCH OTHER AGREEMENTS SHALL NOT BE RELEASED OR DISCHARGED PURSUANT TO THIS AGREEMENT; AND PROVIDED FURTHER ANY LIABILITIES UNDER PLANS OR BENEFIT PROGRAMS OR AGREEMENTS LISTED ON THE SCHEDULES HERETO SHALL NOT BE RELEASED.

         (b) EACH OF THE STOCKHOLDERS REPRESENTS AND WARRANTS THAT HE HAS NOT PREVIOUSLY ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED HEREIN. EACH OF THE STOCKHOLDERS COVENANTS AND AGREES THAT HE WILL NOT ASSIGN OR TRANSFER TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS TO BE RELEASED HEREIN. EACH OF THE STOCKHOLDERS REPRESENTS AND WARRANTS THAT HE HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS SECTION
6.13 AND THAT HE HAS BEEN REPRESENTED BY LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

         6.14 Leases. Stockholders hereby agree to cause certain of their affiliates to enter into a lease agreement with the Company on the basic terms, and covering the real property and improvements, described on Exhibit B.

         6.15 Employment Agreements. The Stockholders agree to enter into employment agreements with Group 1 and the Company in form and substance substantially similar to Exhibit C attached hereto.

         6.16    Certain Tax Matters

                 (a)      The Stockholders shall use the amounts reflected in
         Section 1.6(b)(i) of the Plan of Merger for purposes of preparation of their Tax Returns. With respect to the shares of Group 1 Common Stock received by the Stockholders, $14.00 per share shall be used for purposes of determining the value of the stock portion of the purchase price.

                 (b) The Stockholders shall (i) file all required 1998 federal income tax returns of the Company by September 30, 1998; (ii) use an interim closing of the books of the Company effective as of the Closing Date for the purposes of preparing such returns; and (iii) deliver such returns to Group 1 for its review at least five (5) days prior to the filing of such returns.

                 6.17 Phase I Environmental Assessments. The Stockholders have delivered all Phase I Environmental Surveys requested by Group 1. Prior to Closing the Stockholders will complete at their cost all cure and remediation efforts recommended in such surveys, and, to the best of Stockholders' knowledge, the Company will have no residual liability with regard to any matter revealed in such surveys.

                                  ARTICLE VII

                              COVENANTS OF GROUP 1

         7.1 Confidentiality. Group 1 agrees, and Group 1 agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it or its representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Group 1 as necessary in connection with the transactions contemplated hereby or as necessary to the operation of Group 1's business; and (iii) for information which becomes publicly available other than through the actions of Group 1. In the event the Merger is not consummated, Group 1 will return all non-public documents and other material obtained from the Company or its representatives in connection with the transactions contemplated hereby or certify to the Company that all such information has been destroyed.

         7.2 Reservation of Group 1 Common Stock. Group 1 shall reserve for issuance and shall issue, out of its authorized but unissued capital stock, such number of shares of Group 1 Common Stock as may be issuable upon consummation of the Merger.

         7.3 Consents. Subject to the terms and conditions of this Agreement, Group 1 shall (i) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         7.4 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, Group 1 agrees to cooperate and use reasonable efforts to defend against and respond thereto. Costs of this defense and response will be borne by Group 1.

         7.5 Delivery of Certificates. On the Closing Date, Group 1 will deliver to each holder of certificates which represented Company Common Stock prior to the Effective Time a letter of transmittal and other information advising such holder of the consummation of the Merger and to enable such holder to effect the exchange of stock certificates as contemplated by Article II of this Agreement.

         7.6     Certain Tax Matters

                 (a) Group 1 shall use the amounts reflected in Section 1.6(b)(i) of the Plan of Merger for purposes of preparation of its Tax Returns. With respect to the shares of Group 1 Common Stock received by the Stockholders, $14.00 per share shall be used for purposes of determining the value of the stock portion of the purchase price.

                 (b) Group 1 shall act as reasonably necessary to assist the Stockholders in preparing their federal income tax returns in accordance with Section 6.16(b) hereof.

                 (c) Group 1 shall cause the Company, as soon as practicable, to calculate and distribute pro rata to the Stockholders a cash amount equal to the net assets of the Company as of the Closing Date less the applicable manufacturer's minimum working capital requirement as of the Closing Date.

                                  ARTICLE VIII

                                   CONDITIONS

         8.1 Conditions Precedent to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) No Order shall have been entered and remain in effect in any action or proceeding before any Court or Governmental Authority that would prevent or make illegal the consummation of the Merger;

                 (b) There shall have been obtained any and all permits, approvals and consents of securities or "blue sky" commissions of each jurisdiction and of any other governmental agency or authority, with respect to the consummation of the Merger;

                 (c) The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated; and

                 (d) Receipt of Ford Motor Company's approval of the Merger and the transactions contemplated thereby.

         8.2 Additional Conditions Precedent to Obligations of Group 1. The obligation of Group 1 to effect the Merger is also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of the Company and the Stockholders contained in Article III and Article IV, respectively, shall be true and correct in all respects as of the date when made and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Stockholders on or before the Closing Date shall have been duly complied with and performed in all respects, a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of the Company and each of the Stockholders shall have been delivered to Group 1, and a copy of the resolutions of each Company's Board of Directors, certified by the Secretary of the Company as of the Closing Date, approving the terms of this Agreement and all transactions contemplated hereby shall have been delivered to Group 1;

                 (b) There shall have been obtained any and all permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other Governmental Authority and of any automobile manufacturer, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws;

                 (c)      Satisfaction or waiver of the conditions set forth in
         Article VIII of each of the Other Agreements and the simultaneous closing of each of the Other Mergers;

                 (d) Group 1 shall have received evidence, satisfactory to Group 1, that all Related Party Agreements shall have been terminated and all Related Guarantees shall have been terminated, waived or released pursuant to Sections 6.10 and 6.11 hereto;

                 (e) Group 1 shall have received executed representations from each Stockholder stating that such Stockholder (with respect to shares owned beneficially or of record by him or her) has no current plan or intention to sell or otherwise dispose of the Group 1 Common Stock to be received by him or her in the Merger;

                 (f) Since the date of this Agreement, no material adverse change in the business, condition (financial or otherwise), assets, operations or prospects of the Company shall have occurred, and the Company shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company and Group 1 shall have received a certificate signed by the chief executive officer of the Company dated the Closing Date to such effect;

                 (g) Receipt by Group 1, at Stockholders' expense, of a Policy of Title Insurance, issued by a title company, approved by Group 1, subject only to the exceptions described in Schedule 8.2(g) ("Permitted Title Exceptions");

                 (h) Receipt by Group 1, at Stockholders' expense, of a current survey of the Leased Properties showing the location of any improvements, prepared by a licensed surveyor approved by Group 1;

                 (i) Closing of the purchase by Group 1 of the Premier Auto Finance, L.P., limited partnership interest from J. Carroll Enterprises, Inc.;

                 (j)      Execution of employment agreements pursuant to
         Section 6.15; and

                 (k)      Execution of the lease agreement pursuant to Section
         6.14.

         8.3 Additional Conditions Precedent to Obligations of the Stockholders. The obligation of the Stockholders to effect the Merger is also subject to the fulfillment at or prior to the Closing Date of the following condition:

                 (a) The representations and warranties of Group 1 contained in Article V shall be true and correct in all respects as of the date when made and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date, all the terms, covenants and conditions of this Agreement to be complied with and performed by Group 1 on or before the Closing Date shall have been duly complied with and performed in all material respects, a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Group 1 shall have been delivered to the Company, and a copy of the resolutions of the Board of Directors of Group 1, certified by the Secretary of Group 1 as of the Closing Date, approving the terms of this Agreement and all transactions contemplated hereby shall have been delivered to the Company; and

                 (b) Receipt of an opinion from Crowe Chisek & Company, dated as of the Closing Date, to the effect that the Merger will constitute a non-taxable reorganization as defined in Section 368(a) of the Code.

                                   ARTICLE IX

                                INDEMNIFICATION

         9.1 Agreement by the Stockholders to indemnify. Each of the Stockholders agrees to severally indemnify, defend and hold Group 1 harmless (subject to the limitations set forth in Section 9.1(e) below) from and against the aggregate of all Indemnifiable Damages (as defined below).

                 (a) For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all actual expenses, losses, costs, deficiencies, liabilities and damages (including reasonable related counsel and paralegal fees and expenses) incurred or suffered by Group 1, on a pre-tax consolidated basis to the extent (i) resulting from any breach of a representation or warranty made by the Company or such Stockholder in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by the Company or such Stockholder pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by the Company or any of the Stockholders pursuant to this Agreement; provided, however, that "Indemnifiable Damages" shall not include any damages arising from the employment agreements executed pursuant to Section 6.15, the lease agreements executed pursuant to
         Section 6.14 and the non- competition provisions of Section 10.4.

                 (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Group 1 shall have the right to be put in the same pre-tax consolidated financial position as Group 1 would have been in had each of the representations and warranties of the Company and such Stockholder hereunder been true and correct and had the covenants and agreements of the Company and such Stockholder hereunder been performed in full.

                 (c) Each of the representations and warranties made by the Company and the Stockholders in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date, except that the representations and warranties of the Stockholders contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 4.1, 4.2, 4.3 and
         4.4 shall not expire, but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by Group 1 against the Stockholders after such representations and warranties shall expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

                 (d) If Group 1 believes it is entitled to a claim for any Indemnifiable Damages hereunder, Group 1 shall promptly give written notice to the Stockholders of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If the Stockholders do not pay the amount of the claim for Indemnifiable Damages to Group 1 within 10 days, then Group 1 may exercise its respective rights under Section 9.3 and/or take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

                 (e) Notwithstanding anything to the contrary contained in this Section 9.1, the Stockholders' liability for Indemnifiable Damages shall be limited as follows:

                          (1) Group 1 shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages incurred by Group 1 exceed an aggregate of $350,000.00 with respect to this Agreement and the Other Agreements (the "Basket Amount"), in which event the Stockholders shall be liable for only such Indemnifiable Damages in excess of the Basket Amount; and

                          (2) The total amount of Indemnifiable Damages for which each Stockholder shall be liable to Group 1 shall not exceed the total value of the Initial Stock Consideration and the Initial Cash Consideration received by such Stockholder in the Merger and the Other Mergers. For the purposes of this Section 9.1(e)(2), all Initial Stock Consideration shall be assigned a per share value of $14.00.

                 THE STOCKHOLDERS ACKNOWLEDGE AND AGREE THAT FOR PURPOSES OF THE BASKET AMOUNT, INDEMNIFIABLE DAMAGES UNDER THE OTHER AGREEMENTS WILL AFFECT THEIR OBLIGATION TO INDEMNIFY GROUP 1 UNDER THIS AGREEMENT, EVEN THOUGH THE STOCKHOLDERS MAY OWN DIFFERING PERCENTAGES OF THE DEALERSHIPS BEING ACQUIRED BY GROUP 1 PURSUANT TO THE OTHER AGREEMENTS. FOR EXAMPLE, IF CLAIMS FOR INDEMNIFIABLE DAMAGES UNDER ONE OF THE OTHER AGREEMENTS EQUAL OR EXCEED $350,000, THEN THE STOCKHOLDERS UNDER THIS AGREEMENT WILL BE OBLIGATED TO INDEMNIFY GROUP 1 FOR CLAIMS FOR ALL AMOUNTS WITHOUT THE BENEFIT OF ANY BASKET AMOUNT.

         9.2 Agreement by Group 1 to Indemnify. Group 1 agrees to indemnify, defend and hold the Stockholders harmless from and against the aggregate of all Stockholders Indemnifiable Damages (as defined below).

                 (a) For purposes of this Agreement, "Stockholders Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable related counsel and paralegal fees and expenses) incurred or suffered by the Stockholders, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by Group 1 in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by Group 1 in or pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by Group 1 pursuant to this Agreement; provided, however, that "Stockholders Indemnifiable Damages" shall not include any damages arising from the employment agreements executed pursuant to Section 6.15, the lease agreements executed pursuant to Section 6.14 and the non-competition provisions of Section 10.4.

                 (b) Without limiting the generality of the foregoing, with respect to the measurement of Stockholders Indemnifiable Damages, the Stockholders have the right to be put in the same pre-tax consolidated financial position as he, she or it would have been in had each of the representations and warranties of Group 1 hereunder been true and correct and had the covenants and agreements of Group 1 hereunder been performed in full.

                 (c) Each of the representations and warranties made by Group 1 in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date, except that the representations and warranties of Group 1 contained in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 shall not expire, but shall continue indefinitely. No claim for the recovery of Stockholders Indemnifiable Damages may be asserted by the Stockholders against Group 1 after such representations and warranties shall thus expire, provided, however, that claims for Stockholders Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

                 (d) In the event that the Stockholders believe they are entitled to a claim for any Stockholders Indemnifiable Damages hereunder, the Stockholders shall promptly give written notice to Group 1 of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If Group 1 does not pay the amount of the claim for Indemnifiable Damages to the Stockholders within 10 days, then the Stockholders may exercise their respective rights under Section 9.3 and/or take any action or exercise any remedy available to them by appropriate legal proceedings to collect the Indemnifiable Damages.

                 (e) Notwithstanding anything to the contrary contained in this Section 9.2, the Stockholders shall have no claim for Stockholders Indemnifiable Damages unless and until the aggregate Stockholders Indemnifiable Damages incurred by the Stockholders under this Agreement and the Other Agreements shall exceed an aggregate of $350,000, in which event Group 1 shall be liable for only such Stockholders Indemnifiable Damages in excess of $350,000.

         9.3 Conditions of Indemnification. The obligations and liabilities of the Stockholders and Group 1 hereunder with respect to their respective indemnities pursuant to this Article IX resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

                 (a) the party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim 10 business days after the Indemnified Party receives notice thereof (provided that failure to give notice within such 10 day period does not relieve the Indemnifying Party of his obligations to indemnify the Indemnified Party hereunder, except to the extent that such Indemnifying Party is harmed by the failure of the Indemnified Party to provide timely notice);

                 (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against Group 1 or Merger Sub, then Group 1 shall have the right to control the defense of the Claim;

                 (c) if the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

                 (d) anything in this Section 9.3 to the contrary notwithstanding, (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.1    Certain Additional Rights.

                 (a) In connection with Group 1's future dealership acquisitions in which the seller of such dealership seeks to sell the real estate and facilities component thereof (and Group 1 elects not to purchase such real estate and facilities), Group 1 agrees to introduce and recommend World Partner Associates, Ltd. as a suitable buyer of such real estate and facilities, with the understanding that World Partner Associates, Ltd. will lease such real estate and facilities to Group 1 under terms and conditions substantially similar to the lease agreement between the Company and K.C. Partnership entered into as of the Closing Date (and providing for an annual rental of 10% of the purchase price for such real estate), provided, however, that if Group 1 has a business arrangement with an affiliated real estate company or with a Group 1 lender providing for economic benefit to Group 1 as a result of the real estate company's acquisition of the real estate and facilities component of an acquired dealership, such business arrangement will supersede Group 1's obligations to World Associates, Ltd. hereunder. The rights and obligations created hereunder shall expire on the tenth anniversary of the Closing Date.

                 (b) Group 1 agrees that if a third party makes an offer to purchase one or more of the Companies in a transaction not involving (i) a substantial portion of the other operations of Group 1 (other than the Companies) or (ii) a substantial portion of the Group 1 operations under the management of James S. Carroll in Florida and Georgia (other than the Companies), James S. Carroll has the right of first refusal to purchase the Company or Companies subject to the third party offer on the same terms as such offer, provided, however, that as a condition of closing such offer, all Designated Persons (as defined herein) who will own, operate or manage the repurchased Company or Companies shall resign from employment with Group 1. The right granted hereunder shall expire on the tenth anniversary of the Closing Date and is personal to James S. Carroll and is non-assignable and non-transferrable.

         10.2    Certain Post-Closing Payments.

                 (a) As additional consideration for the capital stock of the Company, Group 1 hereby agrees to pay the Stockholders certain additional amounts as provided in this Section 10.2(a). Beginning with the year ended December 31, 1999, the audited operations of the Carroll Group will be reviewed with respect to their operations during the full twelve calendar months of 1999. To the extent that Group 1's Incremental Return exceeds 11%, the Group 1 investment will be increased to a level which will yield this required rate of Incremental Return. This increase will be paid to the Stockholders no later than April 30 of the following year, as additional consideration for the Merger and the Other Mergers. This review will be conducted after each of the five years commencing with calendar 1999, and increases in investment as determined above will be paid until such time as the maximum increase has been reached. All additional consideration paid to the Stockholders pursuant to this Section 10.2(a) will be paid in cash and Group 1 Common Stock, in the same proportions as the aggregate consideration received by each Stockholder in the Merger and the Other Mergers. For the purposes of determining the number of shares of Group 1 Common Stock payable to the Stockholders hereunder, such shares shall be assigned a per share value of the average closing price of the Group 1 Common Stock on the New York Stock Exchange for the five trading days preceding the date on which such shares are issued.

                 The aggregate consideration paid by Group 1 pursuant to this
         Section 10.2(a) and Section 10.2(a) of the Other Agreements (the "Contingent Consideration") shall not exceed $7.5 million, $2.5 million of which (the "Guaranteed Payments") will be paid regardless of the results of the above computation, as follows: $900,000 on the first anniversary of the Closing Date, $900,000 on the second anniversary of the Closing Date, and $700,000 on the third anniversary of the Closing Date. The aggregate Guaranteed Payments actually paid to the Stockholders shall carry forward and be applied against any additional Contingent Consideration payable to the Stockholders hereunder. The Guaranteed Payments shall be reduced by the difference between the aggregate Contingent Consideration previously paid to the Stockholders and $2.5 million.

                 The Contingent Consideration payable under this Section 10.2(a) is additional consideration for the Stockholders' interests in the Company, and the parties hereto agree to report such amounts on such basis for income tax purposes.

                 (b) If a Stockholder sells any of the Initial Stock Consideration received by such Stockholder pursuant to the Plan of Merger for a per share price of less than fourteen dollars ($14.00), Group 1 shall pay the difference between the price per share at which such shares were sold and $14.00 per share; provided, that this Section 10.2(b) shall only apply to sales (i) occurring after the expiration of the applicable Stockholder's Restricted Period and (ii) made in the public market; and provided, further that this Section 10.2(b) shall terminate five (5) years following the termination of the applicable Stockholder's Restricted Period. A Stockholder shall promptly notify Group 1 in writing of any sale of Group 1 Common Stock pursuant to this Section 10.2(b), and Group 1 shall make any payments due to such Stockholder hereunder within ten (10) business days of receipt of notice.

         10.3 Schedules to this Agreement. The Schedules to this Agreement contain all disclosure required to be made by the Company under the various terms and provisions of this Agreement.

         10.4    Non-Competition Obligations.

                 (a) As part of the consideration for the Merger, and as an additional incentive for Group 1 to enter into this Agreement, James S. Carroll, Janet L. Giles and Ralph S. Kerr (each a "Designated Person" and collectively, the "Designated Persons") and Group 1 agree to the non-competition provisions of this Section 10.4. Each Designated Person agrees that during the period of such Designated Person's non-competition obligations hereunder, such Designated Person will not, directly or indirectly for such Designated Person or for others, within twelve miles of or in the county of any operations sold to Group 1 under this Agreement or operations subsequently managed by such Designated Person as of the date in question or during the previous twelve months:

                          (i) engage in any business competitive with any line of business conducted by Group 1 or any of its subsidiaries or affiliates engaged in automotive retailing;

                          (ii) render advice or services to, or otherwise assist, including financing, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Group 1 or any of its subsidiaries or affiliates engaged in automotive retailing; or

                          (iii) induce any employee of Group 1 or any of its subsidiaries or affiliates to terminate his or her employment with Group 1 or any of its subsidiaries or affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Group 1 or any of its subsidiaries or affiliates.

                 For the purposes of this Section 10.4, "operations subsequently managed" shall mean (i) in the case of James S. Carroll, all Florida and Georgia operations of Group 1 and its affiliates under the executive management authority of James S. Carroll and (ii) in the case of the other Designated Persons, all operations of Group 1 and its affiliates under the day-to-day general management authority of such Designated Persons.

                 These non-competition obligations shall apply until the later of (i) three years after the Closing or (ii) the period specified in any employment agreement entered into by such Designated Person with Group 1 or its Subsidiaries.

                 If Group 1 or any of its subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this non-competition covenant shall not apply to such former aspect of that business.

                 Notwithstanding the foregoing, the non-competition obligations of this Section 10.4 shall not apply to (x) the leasing of property or facilities owned by the Designated Persons or their affiliates to a competitor of Group 1 if such property or facilities were previously leased to Group 1 under a lease agreement which Group 1 materially breached, failed to renew or terminated (for reasons other than lessor's breach), or (y) any Designated Person's operation and management of any dealership purchased in accordance with Section 10.1(b) hereof.

                 (b) During this non-competition period James S. Carroll will not engage in these restricted activities or assist in the industry consolidation efforts on behalf of any publicly held entity in the automotive retailing industry (nor any entity with the ultimate intention of becoming a publicly held entity or being acquired in any manner by a publicly held entity), regardless of geographic area or market; provided, however, that this paragraph (b) shall not prohibit James S. Carroll from selling, to a publicly held entity, any dealership acquired by him in full compliance with his post-employment non-competition obligations hereunder and held by him for at least one year.


                 (c) The Designated Persons understand that the foregoing restrictions may limit their ability to engage in certain businesses during the period provided for above, but acknowledge that the Designated Persons will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Each of the Designated Persons acknowledges that money damages would not be sufficient remedy for any breach of this Section 10.4 by such Designated Person, and such remedies shall not be deemed the exclusive remedies for a breach of this Section 10.4, but shall be in addition to all remedies available at law or in equity to Group 1 or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Group 1 and such Designated Person's agents involved in such breach.

                 (d) It is expressly understood and agreed that Group 1 and the Designated Persons consider the restrictions contained in this
         Section 10.4 to be reasonably necessary to protect the legitimate business interests of Group 1 and its affiliates, including the confidential and proprietary information and trade secrets of Group 1 and its subsidiaries and affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

                 (e) The parties hereto expressly acknowledge that Group 1's rights under this Section 10.4 are assignable and that such rights shall be fully enforceable by any of Group 1's assignees or successors in interest.

         10.5 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Closing:

                 (a)      by mutual consent of Group 1 and the Stockholders;

                 (b) by either Group 1 or the Stockholders if the Merger has not been effected on or before March 31, 1998;

                 (c) by Group 1 if the results of Group 1's general due diligence investigation are not satisfactory to Group 1 in its sole discretion; provided, however, that Group 1's right to terminate under this Section 10.5(c) shall expire at midnight on January 31, 1998;

                 (d) by either Group 1 or the Stockholders if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Merger or the other transactions contemplated hereby shall have been entered;

                 (e) by Group 1 if (i) since the date of this Agreement there has been a material adverse change in the business operations, financial condition or prospects of the Company; (ii) there has been a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement by the Company or the Stockholders (except for any representation, warranty or covenant qualified by materiality or knowledge according to its terms, in which case any breach thereof will give rise to Group 1's right to terminate hereunder) which breach has not been cured within ten business days following receipt by the Company of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice) or (iii) there is a material adverse change in the aggregate projected 1998 pre-tax income of $6.8 million expected for the Company and the Other Companies, on which the consideration paid to the Stockholders in connection with the Merger was based; or

                 (f) by the Stockholders if there has been a material breach of any representation or warranty set forth in this Agreement by Group 1 which breach has not been cured within ten business days following receipt by Group 1 of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice).

         10.6 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.5, the parties hereto shall have no obligation or liability to each other except that the provisions of Sections 6.4, 6.7, 7.1, 7.4 and 10.7 survive any such termination.

         10.7 Expenses. Regardless of whether the Merger is consummated, all costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by Group 1 shall be paid by Group 1 and all such costs and expenses incurred by the Stockholders shall be paid by the Company and the Stockholders; provided, that all expenses borne by the Company will be paid prior to the completion of the distributions contemplated by Sections 6.3(j) and 7.6(c) hereof, and that such expenses will be deducted from the Company's working capital for the purpose of calculating such distributions. The Stockholder and Group 1 each represent and warrant to each other that there is no broker or finder involved in the transactions contemplated hereby.

         10.8 Restrictions on Transfer of Group 1 Common Stock. (a) During the one-year period ending on the anniversary of the Closing Date (the "Restricted Period") (two-year period with respect to James S. Carroll), no Stockholder voluntarily will: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Group 1 Common Stock received by any Stockholder in the Merger or (B) any interest in (including any option to buy or sell) any of those shares of Group 1 Common Stock, in whole or in part, and Group 1 will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Group 1 Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Group 1 Common Stock acquired pursuant to the Plan of Merger (including for example engaging in put, call, short-sale, straddle or similar market transactions). Notwithstanding the foregoing, each Stockholder may (i) pledge shares of Group 1 Common Stock, provided that the pledgee of such shares shall agree not to sell or otherwise dispose of any such shares for the Restricted Period; (ii) transfer shares to immediate family members or the estate of any such individual (including, without limitation, any transfer by such Stockholder to or among any trust, custodial or other similar accounts or funds that are for the benefit of his or her immediate family members), provided that such person or entity shall agree not to sell or otherwise dispose of any such shares for the Restricted Period; and (iii) transfer shares by will or the laws of descent and distribution or otherwise by reason of such Stockholder's death. The certificates evidencing the Group 1 Common Stock delivered to each Stockholder pursuant to the Plan of Merger will bear a legend substantially in the form set forth below and containing such other information as Group 1 may deem necessary or appropriate:

         EXCEPT PURSUANT TO THE TERMS OF THE AGREEMENT AND PLAN OF REORGANIZATION AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER

         DISPOSITION OF ANY OF THOSE SHARES, DURING THE [ONE-YEAR] [TWO-YEAR] PERIOD ENDING ON ______________ [DATE THAT IS THE [FIRST] [SECOND] ANNIVERSARY OF THE CLOSING DATE] (THE "RESTRICTED PERIOD"). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

         (b) Each Stockholder, severally and not jointly with any other Person, (i) acknowledges that the shares of Group 1 Common Stock to be delivered to that Stockholder pursuant to the Plan of Merger have not been and, if applicable, will not be registered under the Securities Act and therefore may not be resold by that Stockholder without compliance with the Securities Act and (ii) covenants that none of the shares of Group 1 Common Stock issued to that Stockholder pursuant to the Plan of Merger will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the Commission and applicable state securities laws and regulations. All certificates evidencing shares of Group 1 Common Stock issued pursuant to the Plan of Merger will bear the following legend in addition to the legend prescribed by Section 10.8(a):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT, OR SUCH STATE LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

In addition, certificates evidencing shares of Group 1 Common Stock issued pursuant to the Plan of Merger to each Stockholder will bear any legend required by the securities or blue sky laws of the state in which that Stockholder resides.

         10.9 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         10.10 Legal Fees. Except as otherwise provided herein, the losing party shall pay all reasonable legal fees and expenses and costs of litigation through appeal incurred by the prevailing party in any dispute arising from this Agreement.

         10.11 Public Statements. The Stockholders and Group 1 agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         10.12 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the parties hereto without the written consent of the other parties hereto.

         10.13 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:



         if to the Company:                J. Carroll Enterprises, Inc.
                                           3101 N. State Road 7
                                           Hollywood, Florida 33021
                                           Telecopy:  (954) 964-4760

                                           Attention:  James S. Carroll

         with a copy to:                   Bernard A. Singer, P.A.
                                           4700-B Sheridan Street
                                           Hollywood, Florida  33021
                                           Telecopy:  (954) 985-0941

         if to the Stockholders:           J. Carroll Enterprises, Inc.
                                           3101 N. State Road 7
                                           Hollywood, Florida 33021
                                           Telecopy:  (954) 964-4760

                                           Attention:  James S. Carroll

         with a copy to:                   Bernard A. Singer, P.A.
                                           4700-B Sheridan Street
                                           Hollywood, Florida  33021
                                           Telecopy:  (954) 985-0941
        if to Group 1:                     950 Echo Lane, Suite 350
                                           Houston, Texas 77024
                                           Telecopy:  (713) 467-1513

                                           Attention:  B.B. Hollingsworth, Jr.
                                                       Chairman, President and
                                                       Chief Executive Officer

         with a copy to:                   Vinson & Elkins L.L.P.
                                           2300 First City Tower
                                           Houston, Texas 77002-6760
                                           Telecopy:  (713) 615-5236

                                           Attention:  John S. Watson

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 10.13. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor. Delivery to the Stockholders' representative, if any, of any notice to Stockholders hereunder shall constitute delivery to all Stockholders and any notice given by such Stockholders' representative shall be deemed to be notice given by all Stockholders.

         10.14 Governing Law. Except as otherwise specified herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         10.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

         10.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         10.17 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         10.18 Entire Agreement; Third Party Beneficiaries. This Agreement, including the Exhibits and the Schedules hereto, constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof (except as contemplated otherwise by this Agreement) and neither this nor any document delivered in connection with this Agreement, confers upon any Person not a party hereto any rights or remedies hereunder.

                            [signature page follows]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.



                              GROUP 1 AUTOMOTIVE, INC.


                              By:   /s/ B. B. HOLLINGSWORTH, JR.
                                  ---------------------------------------------
                                    Name:  B.B. Hollingsworth, Jr.
                                    Title: Chairman, President and
                                           Chief Executive Officer

                              COURTESY MERGER, INC.


                              By:   /s/ JOHN T. TURNER
                                  ---------------------------------------------
                                    Name:  John T. Turner
                                    Title: President



                              COURTESY FORD, INC.


                              By:   /s/ JAMES S. CARROLL
                                  ---------------------------------------------
                                    Name:  James S. Carroll
                                    Title: President


                              STOCKHOLDERS


                              J. CARROLL ENTERPRISES TRUST

                              /s/ JAMES S. CARROLL
                              -------------------------------------------------
                              By:  James S. Carroll, Trustee



                              /s/  RALPH S. KERR
                              -------------------------------------------------
                              Ralph S. Kerr

                              JANET L. GILES REVOCABLE LIVING TRUST

                              /s/  JANET L. GILES
                              -------------------------------------------------
                              By:  Janet L. Giles, Trustee

                                                                         ANNEX A


                           SCHEDULE OF DEFINED TERMS

         The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

         "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree, as in effect as of the Closing Date, governing Aboveground Storage Tanks or Underground Storage Tanks.

         "affiliate" shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

         "Agreement" shall mean the Agreement and Plan of Reorganization made and entered into as of December ____, 1997 by and among Group 1, Merger Sub, the Company and the Stockholders thereof, including any amendments thereto and each Annex (including this Annex A), Exhibit and schedule thereto (including the Schedules).

         "Assets" shall mean all of the properties and assets owned by the Company, other than the Leased Properties, whether personal or mixed, tangible or intangible, wherever located.

         "Benefit Program or Agreement" shall have the meaning set forth in
Section 3.17.

         "Business Day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed.

         "Carroll Group" shall mean all dealerships under the executive management responsibility of James S. Carroll in Florida and Georgia (including the Companies and any other dealerships acquired by Group 1 after the Closing
Date) and additional dealerships acquired by Group 1 as a result of the efforts of James S. Carroll (whether or not such dealerships are under the executive management control of James S. Carroll).

         "Closing" shall mean a meeting, which shall be held in accordance with
Section 2.2, of representatives of the parties to the Agreement at which, among other things, all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

         "Closing Date" shall mean the date of the Closing as determined pursuant to Section 2.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Company" shall mean Courtesy Ford, Inc., a Florida corporation, all predecessor entities of the Company and its successors from time to time.

         "Company Common Stock" shall mean the issued and outstanding common stock of the Company, as set forth in Section 3.7.

         "Company's 1996 Balance Sheet" shall have the meaning set forth in
Section 3.8 herein.

         "Company's 1996 Financial Statements" shall have the meaning set forth in Section 3.8 herein.

         "Contingent Consideration" shall have the meaning set forth in Section 10.2(a) herein.

         "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

         "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

         "Designated Person" and "Designated Persons" shall have the meanings set forth in Section 10.4 herein.

         "Effective Time" shall mean the effective time of the issuance of a certificate of merger by the Secretary of State of the State of Florida recognizing the Merger.

         "Environmental Laws" shall mean all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, as in effect on the Closing Date, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

         "Fixed Assets" shall mean all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures owned by the Company or set forth on the 1996 Balance Sheet or acquired by the Company since the date of the 1996 Balance Sheet.

         "GAAP" shall mean accounting principles generally accepted in the United States as in effect from time to time consistently applied by a specified Person.

         "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

         "Group 1" shall mean Group 1 Automotive, Inc., a Delaware corporation.

         "Group 1 Common Stock" shall mean the common stock, par value $.01 per share of Group 1.

         "Guaranteed Payments" shall have the meaning set forth in Section 10.2(a) herein.

         "Guarantees" shall have the meaning set forth in Section 3.11 herein.

         "Hazardous Substance" shall mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, metals, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires remediation under any Environmental, Health and Safety Laws in effect on the Closing Date, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C.
Section 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA"); any similar state statute or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Incremental Return" shall mean return on Group 1's investment in the operations of the Carroll Group that were not a part of the Companies on the date of this Agreement (total income after income taxes divided by total investment). " Income" and "investment" used for these purposes will be before any Group 1 management fees, allocations of indirect costs, cost of capital (including interest, loan origination fees, points and any other expenses incurred in obtaining or maintaining a loan) or amortization of goodwill. "Total investment" in these operations will include any loan proceeds, cash or stock invested by Group 1 to acquire the operations added to the Carroll Group after the date of this Agreement (including all investments made by Group 1 as a condition to manufacturer approval of such acquisitions).

         "Indemnifiable Damages" shall have the meaning set forth in Section
9.1 herein.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 herein.

         "Indemnifying Party" shall have the meaning set forth in Section 9.3 herein.

         "Intellectual Property" shall mean all patents, trademarks, copyrights and other proprietary rights.

         "IRS" shall mean the Internal Revenue Service.

         "Law" shall mean all laws, statutes, ordinances, rules and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

         "Leased Property" and "Leased Properties" shall have the meaning set forth in Section 3.18 herein.

         "Licenses" shall mean all licenses, certificates, permits, approvals and registrations.

         "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Law of any jurisdiction.

         "Material Contract" has the meaning set forth in Section 3.11 herein.

         "Material Leases" shall have the meaning set forth in Section 3.11 herein.

         "Merger" shall mean the merger of Merger Sub with and into the Company.

         "Merger Sub" shall mean Courtesy Merger, Inc., a Florida corporation and a wholly owned subsidiary of Group 1.

         "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local.

         "Other Agreements" shall have the meaning set forth in the Recitals hereto.

         "Other Company" and "Other Companies" shall have the meanings set forth in the Recitals hereto.

         "Owned Properties" shall mean any real estate previously owned by the Company.

         "Permitted Encumbrances" shall mean the following:

                 (1) liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person shall have set aside on its books adequate reserves with respect thereto;

                 (2) mechanics' and materialmen's liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person shall have set aside on its books adequate reserves with respect thereto;

                 (3) liens in respect of judgments or awards with respect to which the specified Person shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Person shall have secured a stay of execution pending such appeal or such proceeding for review; provided that such Person shall have set aside on its books adequate reserves with respect thereto;

                 (4) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; and

                 (5) any lien or privilege vested in any lessor, licensor or permittor for rent or other obligations of a specified Person thereunder so long as the payment of such rent or the performance of such obligations is not delinquent.

         "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Court or Governmental Authority.

         "Phase I Environmental Surveys" shall mean the environmental reports of S.E. Environmental Consultants, Inc. dated September, 1997.

         "Plan" shall have the meaning set forth in Section 3.17.

         "Plan of Merger" shall mean the Agreement and Plan of Merger made and entered into as of __________, 1998 by and between Merger Sub and the Company.

         "Related Party Agreements" shall have the meaning set forth in Section
3.11 herein.

         "Release" and "Discharge" shall have the meanings given them in the Environmental, Health and Safety Laws

         "Reports" shall mean, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person with any Governmental Authority.

         "Restricted Period" shall have the meaning set forth in Section 10.8 herein.

         "Schedules" shall mean all schedules required to be provided by the Company or the Stockholders under this Agreement, including any amendments or supplements thereto.

         "SEC Documents" shall mean the Group 1 Automotive, Inc. Prospectus dated October 29, 1997 and the Form 10-Q for the third quarter ended September 30, 1997.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Stockholders Indemnifiable Damages" shall have the meaning set forth in Section 9.2 herein.

         A "Subsidiary" of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

         "Tax Returns" shall mean all returns, reports and filings relating to Taxes.

         "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

         "Terminated Benefit Plans" shall mean Benefit Plans that were sponsored, maintained, or contributed to by a specified Person within six years prior to the date of the Agreement but which have been terminated prior to the date of the Agreement.

         "Waste" shall mean toxic agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash; provided, however, the term "Waste" shall not include scrap metal.

                                                                       EXHIBIT A

                                                            ______________, 1998


                          AGREEMENT AND PLAN OF MERGER


             Merging COURTESY FORD, INC. into COURTESY MERGER, INC.


         THIS AGREEMENT AND PLAN OF MERGER, dated as of _________, 1998 (this "Plan of Merger"), is by and between Courtesy Merger, Inc., a Florida corporation ("Merger Sub") and a wholly owned subsidiary of Group 1 Automotive, Inc., a Delaware corporation ("Group 1") and Courtesy Ford, Inc., a Florida corporation (the "Company"). Merger Sub and the Company are hereinafter sometimes referred to as the "Constituent Corporations."

                             PRELIMINARY STATEMENT

         Group 1, Merger Sub and the Company desire that the Company merge with and into Merger Sub.

         This Plan of Merger is being entered into pursuant to an Agreement and Plan of Reorganization dated as of December 17, 1997 (the "Agreement") among Group 1, Merger Sub, the Company and the stockholders of the Company.

         Group 1 will acquire by merger (the "Other Mergers") Koons Ford, Inc., a Florida corporation and Perimeter Ford, Inc., a Delaware corporation (collectively, the "Other Companies") pursuant to plans of merger entered into among the Other Companies and subsidiaries of Group 1 (collectively, the "Other Plans of Merger").

         The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share ("Merger Sub Common Stock"), of which 1,000 shares are outstanding, all of which are owned by Group 1. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share ("Company Common Stock"), of which 750 shares are outstanding and no shares are held in the Company's treasury.

         The Boards of Directors of each of the Constituent Corporations, respectively, have approved the Agreement and the Plan of Merger.

         Accordingly, in consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE I
                                   THE MERGER


         1.1 The Merger. At the Effective Time (as defined in Section 1.3), the Company shall be merged with and into the Merger Sub, the separate existence of the Company shall cease, and the Merger Sub (i) shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") under the corporate name "Courtesy Ford, Inc.", (ii) shall be governed by the laws of Florida (iii) shall maintain a registered office in the State of Florida at 15551 South Dixie Highway, Miami, Florida 33157, and shall
(iv) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the applicable provisions of the Florida Business Corporation Act (the "Code").

         1.2 Effect of the Merger. The Merger shall have the effects set forth in Section ______________ of the Code.

         1.3 Consummation of the Merger. As soon as practicable after all conditions set forth in Article VIII of the Agreement have been satisfied or waived, the parties hereto will file with the Secretary of State of the State of Florida articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the Code, with instructions that such articles of merger are to be issued and effective as of the last day of the month in which such articles are filed (the effective time of the issuance of a certificate of merger by the Secretary of State of the State of Florida being the "Effective Time").

         1.4 Certificate of Incorporation; Bylaws. The certificate of incorporation and bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation and bylaws until amended as provided therein and under the Code.

         1.5 Directors and Officers. The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be as follows: (i) James S. Carroll--President; (ii) Janet L. Giles--Treasurer, and (iii) Frank R. Todaro--Secretary, in each case until their respective successors are duly elected or appointed and qualified.

         1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or their respective stockholders:

                 (a) The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares") shall be converted, subject to the provisions of this Section 1.6, into (i) the rights to receive, immediately following the Effective Date, a number of shares of Group 1 Common Stock (the "Initial Stock Consideration") and an amount in cash (the "Initial Cash Consideration," and together with the Initial Stock Consideration, the "Initial Consideration") as set forth in Section 1.6(b) below, and (ii) the rights to receive, periodically upon satisfaction of the conditions set forth in Section 1.6(c) below, additional shares of Group 1 Common Stock (the "Contingent Stock Consideration") and amounts in cash (the "Contingent Cash Consideration," and together with the Contingent Stock Consideration, the "Contingent Consideration") as set forth in Section 1.6(c) hereof; provided, however, that no fractional shares of Group 1 Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Sections 1.6(h) and 1.6(i) hereof.

                 (b)(i) The Shares owned by J. Carroll Enterprises Trust shall be converted into the right to receive Initial Stock Consideration of 740,884 shares and the rights to receive a portion of any Contingent Consideration periodically payable to it in accordance with Section 1.6(c) hereof; (ii) the Shares owned by Janet L. Giles Revocable Living Trust shall be converted into the right to receive Initial Stock Consideration of 41,440 shares, Initial Cash Consideration of $217,722 and the rights to receive a portion of any Contingent Consideration periodically payable to it in accordance with Section 1.6(c) hereof; and (iii) the Shares owned by Ralph S. Kerr shall be converted into the right to receive Initial Stock Consideration of 104,318 shares, Initial Cash Consideration of $135,293 and the rights to receive a portion of any Contingent Consideration periodically payable to him in accordance with Section 1.6(c) hereof.

                 (c) As additional consideration for the capital stock of the Company, Group 1 hereby agrees to pay the Stockholders certain additional amounts as provided in this Section 1.6(c). Beginning with the year ended December 31, 1999, the audited operations of the Carroll Group will be reviewed with respect to their operations during the full twelve calendar months of 1999. To the extent that Group 1's Incremental Return exceeds 11%, the Group 1 investment will be increased to a level which will yield this required rate of Incremental Return. This increase will be paid to the Stockholders no later than April 30 of the following year, as additional consideration for the Merger and the Other Mergers. This review will be conducted after each of the five years commencing with calendar 1999, and increases in investment as determined above will be paid until such time as the maximum increase has been reached. All additional consideration paid to the Stockholders pursuant to this Section 1.6(c) will be paid in cash and Group 1 Common Stock, in the same proportions as the aggregate consideration received by each Stockholder in the Merger and the Other Mergers. For the purposes of determining the number of shares of Group 1 Common Stock payable to the Stockholders hereunder, such shares shall be assigned a per share value of the average closing price of the Group 1 Common Stock on the New York Stock Exchange for the five trading days preceding the date on which such shares are issued.

                 The Contingent Consideration paid by Group 1 pursuant to this
         Section 1.6(c) and Section 1.6(c) of the Other Plans of Merger shall not exceed $7.5 million, $2.5 million of which (the "Guaranteed Payments") will be paid regardless of the results of the above computation, as follows: $900,000 on the first anniversary of the Closing Date, $900,000 on the second anniversary of the Closing Date, and $700,000 on the third anniversary of the





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
         Closing Date. The aggregate Guaranteed Payments actually paid to the Stockholders shall carry forward and be applied against any additional Contingent Consideration payable to the Stockholders hereunder. The Guaranteed Payments shall be reduced by the difference between the aggregate Contingent Consideration previously paid to the Stockholders and $2.5 million.

                 The Contingent Consideration payable under this Section 1.6(c) is additional consideration for the Stockholders' interests in the Company, and the parties hereto agree to report such amounts on such basis for income tax purposes.

                 (d) Each share of Company Common Stock that immediately prior to the Effective Time was held in the treasury of the Company shall be canceled and retired as a result of the Merger and no securities or cash shall be issued or paid with respect thereto. Any shares of preferred stock of the Company and any options, warrants or other rights to purchase Company Common Stock or any other securities of the Company which remain outstanding at the Effective Time shall automatically be canceled and retired as a result of the Merger without consideration therefor, and each holder thereof shall cease to have any rights with respect thereto.

                 (e) At or after the Effective Time, each holder of an outstanding certificate that prior thereto represented Shares shall be entitled, upon surrender thereof to Group 1, to receive immediately in exchange therefor (i) a certificate or certificates representing the number of whole shares of Initial Stock Consideration in such denominations and registered in such names as such holder may request and (ii) cash in the amount equal to the Initial Cash Consideration, into which the Shares so surrendered shall have been converted as described above. Each holder of Shares who would otherwise be entitled to a fraction of a share of Group 1 Common Stock shall, upon surrender of the certificates that, prior to the Effective Time, represented Shares held by such holder, to Group 1, be paid an amount in cash in accordance with the provisions of Sections 1.6(i) and 1.6(j). Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented Shares shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of Initial Stock Consideration and Initial Cash Consideration into which such Shares shall have been converted pursuant to this Section 1.6. Unless and until any such outstanding certificates shall be surrendered, no dividends or other distributions payable to the holders of Group 1 Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such outstanding certificates which prior to the Effective Time represented Shares; provided, however, that, upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor, the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of Group 1 Common Stock issued to such holders.

                 (f) All shares of Group 1 Common Stock into which the Shares shall have been converted pursuant to this Section 1.6 shall be issued and paid in full satisfaction of all rights pertaining to such converted shares.

                 (g) If any certificate for shares of Group 1 Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Group 1 any transfer or other taxes required by reason of the issuance of a certificate for shares of Group 1 Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Group 1 that such tax has been paid or is not payable.

                 (h) In lieu of any fraction of a share of Initial Common Stock, each holder of Shares who would otherwise be entitled to a fraction of a share of Group 1 Common Stock shall, upon surrender of the Shares held by such holder to Group 1, be paid an amount in cash equal to the value of such fraction of a share based upon a per share price $14.00. No interest shall be paid on such amount.

                 (i) In lieu of any fraction of a share of Contingent Common Stock, each person who would otherwise be entitled to a fraction of a share of Contingent Common Stock shall, upon satisfaction of the conditions precedent to such persons receipt of Contingent Common Stock, be paid an amount in cash equal to the value of such fraction of a share based upon the average closing price of Group 1 Common Stock on the New York Stock Exchange for the five trading days preceding each respective issuance of Contingent Common Stock. No interest shall be paid on such amount.

                 (j) None of Group 1, Merger Sub, the Company or the Surviving Corporation shall be liable to a holder of the Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar law.

         1.8 Taking of Necessary Action; Further Action. Merger Sub and the Company shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                                 MISCELLANEOUS

         2.1 Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

         2.2 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Florida.

         2.3 Waiver and Amendment. Any provision of this Plan of Merger may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Plan of Merger may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, only as may be permitted by applicable provisions of the Code. The waiver by any party hereto of any condition or of a breach of another provision of this Plan of Merger shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Plan of Merger shall not preclude it from seeking redress for breach of this Plan of Merger other than with respect to the condition so waived.

         2.4     Certain Definitions.

                 (a) "Carroll Group" shall mean all dealerships under the executive management responsibility of James S. Carroll in Florida and Georgia (including the Companies and any other dealerships acquired by Group 1 after the Closing Date) and additional dealerships acquired by Group 1 as a result of the efforts of James S. Carroll (whether or not such dealerships are under the executive management control of James S. Carroll).

                 (b) "Incremental Return" shall mean return on Group 1's investment in the operations of the Carroll Group that were not a part of the Companies on the date of this Agreement (total income after income taxes divided by total investment). " Income" and "investment" used for these purposes will be before any Group 1 management fees, allocations of indirect costs, cost of capital (including interest, loan origination fees, points and any other expenses incurred in obtaining or maintaining a loan) or amortization of goodwill. "Total investment" in these operations will include any loan proceeds, cash or stock invested by Group 1 to acquire the operations added to the Carroll Group after the date of this Agreement (including all investments made by Group 1 as a condition to manufacturer approval of such acquisitions).


                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed as of the date first above written.



                                 COURTESY MERGER, INC.



                                 By:
                                    -----------------------------------------
                                 Name:  James S. Carroll
                                 Title: President



                                 COURTESY FORD, INC.



                                 By:
                                    -----------------------------------------
                                       Name:  James S. Carroll
                                       Title:  President